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EXHIBIT 99     PRESS RELEASE



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PRESS RELEASE

SOUTH JERSEY FINANCIAL CORPORATION, INC.
                                                                      CONTACT:

                                                            Gregory M. DiPaolo
                                       Executive Vice President, Treasurer and
                                                       Chief Operating Officer
                                      South Jersey Financial Corporation, Inc.
                                                                (609) 629-6000

                    SOUTH JERSEY FINANCIAL CORPORATION, INC.
                           TO REPURCHASE COMMON STOCK

      Turnersville, New Jersey, August 18, 1999 -- South Jersey Financial Corporation, Inc., the holding company for South Jersey Savings and Loan Association, Turnersville, New Jersey, has announced that it has received regulatory clearance to purchase up to 189,671 shares of its common stock.

      Robert J. Colacicco, President and Chief Executive Officer of South Jersey Financial Corporation, Inc. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 3,793,430 outstanding shares during the next six months.

      Mr. Colacicco commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. As of August 16, 1999, the Company's stock closed at $14.25 per share, or approximately 83.9% of the Company's consolidated book value of $16.98 as of June 30, 1999. Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      South Jersey Financial Corporation, Inc. completed its initial public offering of common stock in connection with the conversion of South Jersey Savings and Loan Association from a New Jersey-chartered mutual savings and loan association to a New Jersey-chartered stock savings and loan association, on February 12, 1999. In the conversion, South Jersey Financial Corporation, Inc. issued an aggregate of 3,793,430 shares of its common stock of which 3,512,435 were issued at a purchase price of $10.00 per share in a subscription offering and 280,995 shares were contributed to the South Jersey Savings Charitable Foundation, a charitable foundation established by the Association and the Company.

      South Jersey Savings and Loan Association is headquartered in Turnersville, New Jersey, and operates through its three banking offices located in Gloucester and Camden Counties in Southwest New Jersey.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.